Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 2, 2021, with respect to the consolidated financial statements of Kimmeridge Mineral Fund, LP and its subsidiaries included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

October 28, 2021